Exhibit 2

                           NEWS RELEASE LETTERHEAD OF JCP&L



          Further Information:     Donna Revins   201.455.8408
                                   Ron Morano     201.644.4297

                                                  Release Date:  09/29/95



          JCP&L, CROWN/VISTA CANCEL POWER PROJECT

               Morristown,  NJ  -- Jersey  Central  Power  & Light  Company

          (JCP&L) announced today that it had reached an agreement for the cancellation of two power projects planned for Gloucester County,

          N.J.
               The two power projects were being developed  by Crown Energy

          L.P. and Vista Energy L.P. (Crown/Vista), affiliates of Mission Energy Company.

               Under the agreement, JCP&L will buy out and terminate its 1990 power purchase agreements from Crown/Vista for $17 million.

               Crown/Vista, which won JCP&L's competitive bid in 1989, had entered into long-term power purchase agreements in 1990 to sell

          JCP&L 200 megawatts from the proposed 362-megawatt coal-fired projects in Gloucester County.

               "Because legal and regulatory uncertainties continue to revolve around the projects, we believe this agreement is in the best interests of our customers,"  said Michael P. Morrell, JCP&L
          vice president  for  regulatory and  public  affairs.   "This  is

          particularly true because the excess future cost to our customers over other available sources would be expected to exceed $700 million."
               The  power  purchase agreements  have  been  the subject  of ongoing regulatory and legal proceedings for more than two years.
               Crown/Vista had encountered a series of project delays which

          could  have  prevented  it   from  meeting  the  1997  in-service
          contractual deadlines  with JCP&L.  The  developers initially won an in-service  extension  from the  New  Jersey Board  of  Public
          Utilities.    That  decision  was  overturned  by  the  Appellate





          Division of the Superior Court earlier this year, but was being appealed by Crown/Vista.

               In   June,  the   New  Jersey   Assembly  voted   to  extend
          retroactively  in-service deadlines  of  certain  purchase  power agreements  between nonutility  generators  and  public  electric
          utilities.   The legislation would have  granted Crown/Vista more

          time to develop the project. The State Senate was expected to vote on the bill in the fourth quarter of this year.

               The agreement, which is subject to certain third-party consents, provides that JCP&L and Crown/Vista will terminate all pending litigation and administrative proceedings between them relating to the project, as well as any support for the pending legislation.
               The GPU companies  have been committed  to renegotiating  or buying out nonutility generating contracts which are more costly than power available from other sources.

               JCP&L is an operating utility subsidiary of General Public Utilities Corporation (NYSE:GPU), a registered utility holding company headquartered in Parsippany,  N.J.  GPU's three operating
          utility   subsidiaries  --   JCP&L,   Metropolitan   Edison   and

          Pennsylvania Electric  -- provide  electric service to  more than
          1.9 million customers in New Jersey and Pennsylvania.